EXHIBIT 99

Contacts: Julie Hong (925) 467-3832

Safeway Inc. Reports Same Store Sales and Preliminary Results
from Continuing Operations for First Quarter 2003

Pleasanton, CA – April 15, 2003 – Safeway Inc. announced today that its comparable store sales from continuing operations for the first quarter were flat and its identical store sales declined by 0.5%. The company expects to report diluted earnings per share from continuing operations in the range of $0.43 to $0.45 for the first quarter ended March 22, 2003. These preliminary earnings results are lower than last year, primarily because of lower gross margins and higher operating and administrative expenses as a percentage of sales. The gross margin decline was greater than expected largely due to transitional issues related to centralizing the company’s marketing efforts. The operating and administrative expense increases were driven by expected increases in health and pension expense, as well as soft sales. These preliminary results also include the effect of adopting EITF 02-16, on accounting for vendor allowances, which reduced first quarter diluted earnings per share by approximately $0.015 per share.

“While same store sales trends improved over fourth quarter levels, the issues related to our centralized marketing organization had a greater impact on gross margins than we expected,” said Steve Burd, Chairman, President and CEO. “This gross margin shortfall was due to learning curve issues in the new organization. Although we have made progress during the quarter and have enhanced training and communication in the new organization, we expect to continue to work through these issues throughout the second quarter. When fully integrated, the centralized marketing function is expected to achieve significant cost savings.”

The Company is scheduled to report its First Quarter results on May 1, 2003.

Safeway Inc. is a Fortune 50 Company and one of the largest food and drug retailers in North America based on sales. The Company operates 1,695 stores in the United States and western Canada, and had annual sales of $32.4 billion from continuing operations in 2002. The Company’s stock is traded on the New York Stock Exchange under the symbol SWY.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, business trends, operating improvements and cost savings and are indicated by words or phrases such as “continue,” “expects,” and similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, results of our programs to reduce costs, increase sales and improve capital management, implementation of the centralized marketing organization, achievement of operating improvements in companies that we acquire, labor costs, unanticipated events or changes in future operating results, financial condition or business over time, or unfavorable legislative, regulatory or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

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